CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-1/A of IEG Holdings Corporation of our report dated April 11, 2014, except for note 13 as to which the date is February 12, 2015 with respect to the consolidated financial statements of IEG Holdings Corporation as of December 31, 2013 and 2012, and for each of the two years in the period ended December 31, 2013.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

Rose, Snyder & Jacobs LLP

Encino, California

February 12, 2015